Exhibit 10.2

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT

     This EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT (the “Agreement”) is made and entered into by and between MEDCATH INCORPORATED, a North Carolina corporation (the “Company”) and THOMAS K. HEARN (“Employee”), a resident of North Carolina, and is effective the 3rd day of December 1999 (the “Effective Date”).

     WHEREAS, the Company and the Employee desire to continue Employee’s employment in accordance with the terms hereof, which provides to Employee new and additional consideration which was not previously provided to the Employee by the Company;

     NOW, THEREFORE, it is agreed as follows:

     1.     Employment. Employee shall continue to be employed as President, Diagnostics Division for the Company.

     2.     Duties. Employee shall be a full-time employee of the Company and, accordingly, shall devote a commensurate amount of time and effort in the performance of Employee’s duties as assigned by the Company.

     While employed by the Company, Employee shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

     3.     Compensation. For and in consideration of the services to be rendered by Employee hereunder, the Company shall pay to Employee an annual salary of One Hundred Eighty-Five Thousand Dollars ($185,000.00), which shall be paid on a bi-weekly basis unless otherwise agreed to by the parties hereto. While Employee remains employed by the Company, Employee’s salary shall be reviewed by the Company on an annual basis.

     Employee shall be eligible to participate in an annual bonus compensation plan each year of employment under the terms, conditions and guidelines established for eligible employees’ participation. The bonus plan will be based on factors relating to the success of the Company and the Employee’s performance. Performance includes the accomplishment of certain objectives outlined by the Company at the beginning of the annual bonus compensation plan year. Employee understands that in order to be eligible for any bonus, Employee must be actively employed by the Company at the time the bonus is paid and/or satisfy all eligibility criteria imposed by applicable state law.

     4.     Miscellaneous Benefits. During Employee’s employment with the Company, Employee shall be eligible for additional benefits, including life insurance, medical insurance, paid time off, etc., under the same terms and conditions as those which apply to similar employees of the Company, as they may be changed from time to time.

     With regard to business expenses, the Company shall reimburse Employee for reasonable business related expenses incurred in the course of Employee’s employment with the Company, provided those expenses are consistent with the policies established from time to time by the Company. Employee must submit acceptable documentation of the expenses in order to receive reimbursement.

     5.     Termination of Employment.

     (a)     By the Company for Cause. The Company shall have the right to terminate Employee’s employment immediately and without prior notice in the event that the Company believes it has cause to terminate employment. “Cause” includes, but is not limited to, fraud; dishonesty; disloyalty; conviction of criminal conduct; conduct which is or threatens significant injury to the Company monetarily; conduct which may have a significant or threatened negative impact upon the image of the Company; failure to fulfill the duties assigned to Employee by the Company; violation of this Agreement; submission of a notice of resignation to the Company; engaging in or condoning sexual harassment; failure to abide by applicable laws, rules, regulations and work rules; or actions or omissions which the Company considers to be of a similar nature or degree.

     In the event that Employee is terminated for cause, Employee shall not be entitled to receive any further salary, bonus or benefit following the date of termination of the Employee’s employment, except as provided by applicable law or company policy.

     (b)     By the Company Without Cause. The Company may terminate Employee’s employment at any time without cause by giving Employee written notice thereof.

     In the event the Company terminates Employee’s employment without cause, the Company will continue to pay Employee his/her current bi-weekly salary, less applicable lawful deductions, for a period of nine (9) months following the date of notice of termination of employment, or until Employee secures other substantially full-time employment or earns, on a monthly basis, at least 75% of Employee’s monthly salary hereunder, whichever occurs first. Employee shall be entitled to receive pro-rata vacation if terminated without cause, plus other benefits as provided by applicable law or by Company policy.

     (c)     By Employee. Employee may terminate Employee’s employment with the Company at any time by providing the Company with thirty (30) days written notice. In the event of such termination, Employee shall not be entitled to receive any further salary, bonus or benefit following Employee’s actual termination, except as provided either by applicable law or Company. The Company reserves the right to elect to provide pay in lieu of allowing Employee to work during the notice period.

     6.     Confidentiality and Non-Disclosure Agreements. During the course of Employee’s employment with the Company, it is understood that Employee will be exposed and/or have access to substantial quantities of confidential information relating to the Company’s business (including the business of all affiliates and operations of the Company), such as customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and possibly trade secrets (the “Confidential Information”).

     Employee agrees that both while employed by the Company and following termination of Employee’s employment with the Company at any time in the future.

(i) Employee will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not comm ed to, exposed to, available to, or taken by any unauthorized person and will personally use or disclose such information; and

(ii) Employee will exercise Employee’s best efforts to assure the safekeeping of the Company’s Confidential Information.

     Upon termination of Employee’s employment with the Company, Employee agrees to immediately return to the Company all Confidential Information and other Company property, including without limitation all originals copies, computer data, or other records or information. It is understood and agreed that Confidential Information and other property of the Company shall remain at all times the property of the Company.

     7.     Non-Competition Agreement. Recognizing the fact that Employee will be given or have access to the Confidential Information described in Section 6 above, and that the employee owes a duty of full loyalty to the Company and it’s name, reputation and operational interests, Employee agrees that during the period of Employee’s employment with the Company, Employee will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business.

     Employee further agrees that in the event that Employee’s employment with the Company is terminated for any reason by either party, for a period of eighteen (18) months from the date of termination of employment. Employee will not seek, accept, or engage in any employment or work of a similar or related nature to the work Employee performed for the Company where the employment or work will be with a Competitive Business which is located or operates within seventy-five (75) miles of:

(i) any one of the Company or its affiliates’ facilities or a location where the Company or one of its affiliates has provided services during the term of Employee’s employment with the Company, or

(ii) any location where the Company was derively developing a facility or service before the termination of Employee’s employment with the Company.

     For purposes of this section, “Competitive Business” shall be defined as a hospital or any other health care employer, facility, or service providing primarily cardiology related facilities or services.

     8.     Non-Solicitation Agreement. Employee acknowledges and agrees that during the course of Employee’s employment with the Company, Employee will become familiar with many of the Company’s employees, their knowledge, skills, abilities, compensation, benefits, and other matters with respect to such employees not generally known to the public. Employee further acknowledges and agrees that any solicitation, luring away or hiring of the employees of the Company, or other direct or indirect participation in such activities, would be highly detrimental to the business of the Company and would cause the Company great and irreparable harm. Consequently, Employee agrees that for a period of one (1) year following the end of Employee’s employment with the Company, Employee will not, directly or indirectly, solicit, lure, or hire any employees of the Company or assist or aid in any such activity.

     9.     Enforcement. In the event that there is a breach of this Agreement by either party, it is understood and agreed that the other party can seek damages and other remedies available to it at law or in equity. In addition to those remedies, however, in the event that Employee breaches Section 6, Section 7 or Section 8 of this Agreement, or in the event that there is a threat of such a breach of either of those sections, the Company shall have the right to seek and shall be entitled to injunctive relief and attorney’s fees and court costs. The parties desire and intend that the provisions of Sections 6, 7, and 8 be enforced to the fullest extent permissible under the law.

     In the event that any provision of Section 6, Section 7 or Section 8 of this Agreement is found by any applicable authority to be invalid or unenforceable, the parties agree that either:

(i) the court shall at the time the provision is declared invalid or unenforceable, if permissible by law, modify the invalid or unenforceable provision to reflect, in a lawful manner, the objectives of the parties in entering into these agreements in Section 6, Section 7 and Section 8 or, in the alternative.

(ii) the parties or their representatives shall meet within one (1) week of the applicable decision and shall agree to modify that provision which was found to be invalid or unenforceable in order to allow the Company to obtain the objectives, to the extent allowed by law, of the provisions found to be invalid or unenforceable. Should Employee fail or refuse to meet within the one (1) week period, or should no agreement be reached by the parties during the meeting, Employee agrees that the Company may unilaterally modify the provision(s) declared to be invalid or unenforceable to comply with the law, provided that the Company notifies Employee of the change in the language of the Agreement within three (3) weeks of the decision of the Court and pays to Employee the sum of One Hundred Dollars ($100.00). In no event may language unilaterally selected by the Company expand the scope of the Confidentiality, the Non-Competition, or the Non-Solicitation Agreement beyond that originally agreed upon.

     10.     Notices. Any written notice required or permitted to be given under this Agreement shall be given to the Company by hand-delivering said notice directly to Employee’s supervisor or by mailing by registered mail or by other reasonable means of delivery providing overnight service, such notice to the Company at the following address:

Mr. Roger Simpson Vice President Human Resources MedCath Incorporated 7621 Little Avenue, Suite 106 Charlotte, North Carolina 28226

     Notice to Employee may be given by hand delivering said notice or by mailing such notice to the last address Employee provided the Company in writing. Notice shall be deemed to have been given one day after depositing said notice with the postal service or other delivery service or, if hand-delivered, when received by the addressee.

     11.     Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

     12.     Assignment. The rights and obligations of the Company under this Agreement shall insure to the benefit of and shall be binding upon the successors and assigns of the Company. As a personal service contract the rights and obligations of Employee under this agreement may not be assigned by him/her.

     13.     Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be amended orally, but may only be amended by a writing signed by Employee and either the individual executing the Agreement on behalf of the Company or an individual in a higher position with the Company.

     14.     Applicable Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in North Carolina, without reference to choice of laws principles, and that law shall be applied in connection with its enforcement in other states and jurisdictions to the fullest extent possible.

     15.     Counterpart, Executions; Facsimiles. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

     16.     It is understood and agreed that Employee will not disclose or release the existence or the terms of this Agreement.

     IN WITNESS WHEREOF, the parties herein execute this Agreement.

COMPANY: MEDCATH INCORPORATED

By:	/s/ Joan McCanless

Title:	CVP

Date:	12/7/99

EMPLOYEE:	/s/ Thomas K. Hearn

Date:	12/7/99